FRANSHARES

Home Blog About us Our Investment Philosophy **Join Waitlist**

Generate passive income from franchise investing

Diversify your portfolio, hedge against inflation, and earn passive income through franchise investing starting at $500

Enter Your E-mail Address **Join the waitlist →**



From the Franchise Expert featured in

BUSINESS INSIDER · AMERICAN EXPRESS · abc7 · the HUSTLE · Quora · MarketWatch

Why invest in Franchises

Franchises have long been a sought-after asset class due to their regular high-yield cash returns, low volatility, and FTC regulation, along with the fact that they're inflation and recession resistant.

With FranShares, anyone can invest in proven franchises and generate **passive income** with just **$500.** Check out some of our favorite franchise in the top categories to invest in below.



Haircare

Startup costs per location:
$336,500 to $413,500

Average Net Profit per location:
$111,120 Year 3

Locations
30+ open and 80+ more sold

Annual Location returns:
26.9%-33%



Fitness

Startup costs per location:
$304,082 to $705,027

Average Net Profit per location:
$300,979

Locations
40+ open and 300+ more sold

Annual Location returns:
42.7%-98.9%



Kids

Startup costs per location:
$108,476 to $318,237

Average Net Profit per location:
$159,981

Locations
115+ open and 200+ more sold

Annual Location returns:
50.3%-147.5%

Two ways to earn

Franchising has long been a wealth generation machine for those with time and significant capital.
Now, everyone can take advantage of this investment 100% passively.

01

Distributions

Franchises will regularly distribute profits to investors after a 12-18 month ramp up.

02

Franchise Value

The value of each franchise will increase over time



How will FranShares work?


21%
19%
13%
FOOD PLACE
11%
36%

01 Franchise Selection —

Our industry experts have vetted hundreds of franchise brands that are regulated by the Federal Trade Commission. We carefully select which brands to invest in based on profitability, growth, manageability, recession resistance, and executive leadership.

02 Investment +

03 Franchise Management +

04 Fees +

05 Distributions +

06 Liquidity +

Thinking of passively investing in franchises but have questions? Read our white paper to learn more. What you'll learn

✓ The benefits of investing in franchises.
✓ What returns investors can expect from franchise investing.
✓ How FranShares is FTC and SEC-regulated.
✓ How FranShares selects franchises to invest in.
And much more...

Download Now!


FRANCHISE INVESTING

Be the first to add franchise income to your portfolio

Join the waitlist before we launch and get lifetime priority on all FranShares portfolios.
Get educated on franchise investing before we go live with no commitment to invest

Enter Your E-mail Address

Join the waitlist →